    As filed with the Securities and Exchange Commission on December 11, 2003
                                                     Registration No. 333-109633

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            -------------------------

                            WEBFINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

             Delaware                                            56-2043000
   (State or other jurisdiction of                           (I.R.S. Employer
   incorporation or organization)                          Identification Number)

                               590 Madison Avenue
                                   32nd Floor
                            New York, New York 10022
                                 (212) 758-3232
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                          ----------------------------

                             Warren G. Lichtenstein
                      Chairman and Chief Executive Officer
                               590 Madison Avenue
                                   32nd Floor
                            New York, New York 10022
                                 (212) 758-3232
            (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)

                                   Copies to:
                               Adam Finerman, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
                         ------------------------------

        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this registration statement.
                            -------------------------

            If the only  securities  being  registered  on this  Form are  being offered pursuant to dividend or interest  reinvestment  plans,  please check the
following box. |_|

            If any of the  securities  being  registered  on this Form are to be offered  on a  delayed  or  continuous  basis  pursuant  to Rule 415  under  the
Securities Act of 1933,  other than  securities  offered only in connection with
dividend or interest reinvestment plans, please check the following box. |X|

            If this  Form is  filed to  register  additional  securities  for an offering  pursuant to Rule 462(b)  under the  Securities  Act,  please check the following box and list the Securities Act  registration  statement number of the
earlier effective registration statement for the same offering. |_|

            If this Form is a  post-effective  amendment  filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act  registration   statement  number  of  the  earlier  effective  registration
statement for the same offering. |_|

            If delivery  of the  prospectus  is expected to be made  pursuant to
Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

========================================================================================
                                            Proposed Maximum
                                            Aggregate Offering          Amount Of
     Title of Shares to be Registered             Price(1)           Registration Fee
----------------------------------------------------------------------------------------
Common Stock, par value $.001 per share,      $10,000,000(2)              $809.00
issuable upon exercise of nontransferable
Rights...................................
========================================================================================

(1)  Estimated  solely for the purpose of calculating  the  registration  fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)  Represents   the  gross   proceeds   from  the  assumed   exercise  of  all
     nontransferable rights issued.
(3)  The  registration  fee was  previously  paid with the filing on October 10,
     2003.

            THE  REGISTRANT  HEREBY AMENDS THIS  REGISTRATION  STATEMENT ON SUCH
DATE OR  DATES AS MAY BE  NECESSARY  TO  DELAY  ITS  EFFECTIVE  DATE  UNTIL  THE
REGISTRANT SHALL FILE A FURTHER  AMENDMENT WHICH  SPECIFICALLY  STATES THAT THIS
REGISTRATION  STATEMENT  SHALL  THEREAFTER  BECOME  EFFECTIVE IN ACCORDANCE WITH
SECTION  8(A)  OF  THE  SECURITIES  ACT  OF  1933,  AS  AMENDED,  OR  UNTIL  THE
REGISTRATION  STATEMENT  SHALL BECOME  EFFECTIVE ON SUCH DATE AS THE COMMISSION,
ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

            THE  INFORMATION  IN  THIS  PROSPECTUS  IS NOT  COMPLETE  AND MAY BE
CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED
WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT
AN OFFER TO SELL THESE  SECURITIES  AND IS NOT  SOLICITING AN OFFER TO BUY THESE
SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 11, 2003

PROSPECTUS
                            WEBFINANCIAL CORPORATION
                         ________ SHARES OF COMMON STOCK

            Our Board of Directors declared a dividend of rights to purchase our common  stock  to  holders  of  record  as of  __________,  2003.  Through  this prospectus,  we are offering the shares of common stock that rights  holders may purchase upon exercising such subscription rights.

            You  received  one right for each share of common stock you owned on the record  date of  _________,  2003.  Each right will  entitle you to purchase
_____ shares of our common stock at a subscription price of $______ per share.

            The rights are currently exercisable and will expire if they are not exercised  by 5:00 p.m.,  New York City time,  on  _____________,  2003.  We may extend the period for  exercising the rights in our sole  discretion,  but in no event more than 30 additional  days.  If you want to exercise  your rights,  you must submit your subscription documents to us before the expiration date. Rights that are not  exercised  by the  expiration  date will  expire  and will have no value.

            The  proceeds  from the  exercise of rights will be used for working capital and general corporate purposes.

            Shares of our common stock are listed on the Nasdaq  Stock  Market's
SmallCap Market under the symbol "WEFN." On December __, 2003, the last reported sales price for our common stock was $___ per share.

            AN  INVESTMENT  IN OUR  COMMON  STOCK  IS  VERY  RISKY.  YOU  SHOULD
CAREFULLY  CONSIDER  THE RISK  FACTORS  BEGINNING  ON PAGE 6 OF THIS  PROSPECTUS
BEFORE EXERCISING YOUR SUBSCRIPTION RIGHTS.

            NEITHER  THE  SECURITIES  AND  EXCHANGE  COMMISSION  NOR  ANY  STATE
SECURITIES  COMMISSION  HAS  APPROVED  OR  DISAPPROVED  OF THESE  SECURITIES  OR
DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------

               The date of this prospectus is ____________, 2003.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                       i

            You should rely only on the  information in this  prospectus and the additional  information  described  under the  heading  "Where You Can Find More
Information."  We have not  authorized  any  other  person to  provide  you with different  information.  If anyone  provides you with different or  inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any  jurisdiction  where the offer or sale is not  permitted.  You should  assume  that  the  information  in this  prospectus  and the  additional information  described  under the heading "Where You Can Find More  Information"
were  accurate  on the date on the  front  cover  of the  prospectus  only.  Our business,  financial  condition,  results of  operations  and prospects may have changed since that date.

                   QUESTIONS AND ANSWERS ABOUT THIS OFFERING

            This  section   highlights   information   contained   elsewhere  or
incorporated by reference in this prospectus.  This section does not contain all of the important  information  that you should consider  before  exercising your subscription  rights and  investing  in our common  stock.  You should read this entire prospectus carefully.

Q:    WHAT ARE WE OFFERING IN THIS PROSPECTUS?

A:    Our  Board  of  Directors  has  declared  a  dividend  of  nontransferable subscription  rights to purchase shares of our common stock to each of our stockholders of record on _____________, 2003. Through this prospectus, we are  offering  the  shares of common  stock  that  holders  of rights  may purchase upon exercise of their rights.

Q:    WHO MAY PARTICIPATE IN THIS OFFERING?

A:    Only  holders of record of our common  stock as of  ___________,  2003 are entitled to participate  in this  offering.  Any attempt to participate in this  offering  by anyone  that was not a holder  of record of our  common stock on such date will be null and void.

Q:    WHAT IS A SUBSCRIPTION RIGHT?

A:    Each subscription  right is a right to purchase _____ shares of our common
      stock  and  carries  with  it  a  basic  subscription   privilege  and  an
      over-subscription privilege.

Q:    WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?

A:    The basic  subscription  privilege of each right  entitles you to purchase
      _____  shares of our common  stock at a  subscription  price of $_____ per share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. We will not distribute any fractional shares or pay cash in place of fractional  shares,  but we will round down the  aggregate  number of shares you are entitled to receive to the nearest whole number.

Q:    WHAT IS THE OVER-SUBSCRIPTION PRIVILEGE?

A:    We do not expect that all of our  stockholders  will exercise all of their basic subscription  rights. By extending  over-subscription  privileges to our stockholders, we are providing stockholders that exercise all of their basic  subscription  privileges  with the  opportunity  to purchase  those shares that are not purchased by other stockholders. The over-subscription privilege of each right  entitles  you, if you fully  exercise  your basic subscription  privilege,  to subscribe for additional shares of our common stock  unclaimed by other holders of rights in this offering,  at the same subscription price per share.

Q:    WILL I ALWAYS RECEIVE THE FULL NUMBER OF SHARES THAT I OVER-SUBSCRIBE FOR?

A:    If an  insufficient  number of shares is  available  to fully  satisfy all
      over-subscription   privilege  requests,  the  available  shares  will  be
      distributed  proportionately  among  rights  holders who  exercised  their over-subscription  privilege  based on the  number of shares  each  rights holder subscribed for under the basic subscription privilege.

      Also,  pursuant  to the terms of our  charter,  you will not be allowed to subscribe for a number of shares that would increase your ownership of our shares of common stock to 4.9% or above of our then outstanding  shares of common  stock,  unless you already owned at least 5.0% of our common stock on the date such restriction became effective.

      The  subscription  agent will return any excess  payments by mail  without interest or deduction  promptly after the  expiration of the  subscription period.

Q:    HOW LONG WILL THE SUBSCRIPTION PERIOD LAST?

A:    You  will be able to  exercise  your  subscription  rights  only  during a limited  period.  If you do not exercise your  subscription  rights before
      5:00 p.m., New York City time, on  _____________,  2003, your subscription rights will expire. We may, in our sole discretion,  decide to extend this offering  until some later time,  but in no event more than 30  additional days.  If we extend  the  expiration  date,  we will give oral or  written notice  to the  subscription  agent on or  before  such  expiration  date, followed by a press  release no later than 9:00 a.m.,  New York City time, on the next business day after the previously scheduled expiration date.

Q:    AM I REQUIRED TO SUBSCRIBE IN THIS OFFERING?

A:    No.

Q:    WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY SUBSCRIPTION RIGHTS?

A:    You will retain your current  number of shares of common stock even if you do not exercise your  subscription  rights.  If you choose not to exercise your subscription rights, then the percentage of our common stock that you own may  decrease.  The  magnitude  of the  reduction  of your  percentage ownership  will  depend  upon  the  extent  to  which  you and  the  other stockholders exercise your rights.

Q:    HOW DO I EXERCISE MY SUBSCRIPTION RIGHTS?

A:    You may  exercise  your  subscription  rights by properly  completing  and signing your  subscription  certificate,  and delivering it and the rights certificate,  with full payment of the  subscription  price for the shares
      you  are   subscribing   (including   any   amounts   in  respect  of  the
      over-subscription privilege), to the subscription agent on or prior to the expiration  date. If you use the mail, we recommend  that you use insured, registered  mail,  return  receipt  requested.  If you cannot deliver your rights  certificate to the subscription  agent on time, you may follow the guaranteed delivery procedures  described under "The Offering - Guaranteed
      Delivery Procedures."

Q:    WHAT  SHOULD I DO IF I WANT TO  EXERCISE  MY  SUBSCRIPTION  RIGHTS  BUT MY
      SHARES ARE HELD IN THE NAME OF MY BROKER, CUSTODIAN BANK OR OTHER NOMINEE?

A:    If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this  offering.  If you wish to exercise  your  subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision,  you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial
      Owner  Election  Form." You  should  receive  this form from your  broker, custodian  bank or other nominee with the other  offering  materials.  You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in this offering but you have not received this form.

Q:    WHAT SHOULD I DO IF I WANT TO EXERCISE MY  SUBSCRIPTION  RIGHTS AND I AM A
      STOCKHOLDER IN A FOREIGN COUNTRY OR IN THE ARMED SERVICES?

A:    The subscription  agent will mail subscription  certificates to you if you are a rights  holder whose  address is outside the United States or if you have an Army Post Office or a Fleet Post Office address.  To exercise your rights,  you must notify the subscription  agent on or prior to 5:00 p.m.,
      New York City time, on ____________,  2003, and take all other steps which are necessary to exercise your rights, on or prior to that time. If you do not follow these procedures prior to the expiration date, your rights will expire.

Q:    WILL  I BE  CHARGED  A  SALES  COMMISSION  OR A FEE BY  WEBFINANCIAL  IF I
      EXERCISE MY SUBSCRIPTION RIGHTS?

A:    No. We will not charge a brokerage  commission or a fee to rights  holders for exercising their subscription  rights.  However,  if you exercise your subscription  rights through a broker or nominee,  you will be responsible for any fees charged by your broker or nominee.

Q:    WHAT ARE THE UNITED STATES FEDERAL INCOME TAX  CONSEQUENCES  OF EXERCISING
      MY SUBSCRIPTION RIGHTS AS A HOLDER OF COMMON STOCK?

A:    A holder of common stock  generally will not recognize  income or loss for federal income tax purposes in connection  with the receipt or exercise of subscription  rights.  We urge you to consult  your own tax  advisor  with respect to the  particular tax  consequences  of this offering to you. See
      "Material United States Federal Income Tax Consequences."

Q:     HOW MANY SHARES MAY I PURCHASE?

A:     You will receive one nontransferable subscription right for each share of common stock that you owned at the close of business on __________, 2003, the record date. Each right contains the basic subscription privilege and
       the  over-subscription   privilege.  Each  basic  subscription  privilege
       entitles  you to purchase  _____  shares of our common stock for $___ per share.  Fractional  shares  will  be  eliminated  by  rounding  down  the aggregate  number of shares you are  entitled  to receive to the  nearest whole  number.  See  "The  Offering  -  Subscription  Privileges  - Basic
       Subscription Privilege." The over-subscription  privilege entitles you to subscribe  for  additional  shares  of  our  common  stock  at  the  same subscription  price per share on a pro-rata basis to the number of shares you purchased under your basic subscription privilege, provided you fully
       exercise  your  basic   subscription   privilege.   "Pro-rata"  means  in
       proportion  to the number of shares of our common  stock that you and the
       other  rights  holders  electing  to  exercise  their   over-subscription
       privileges have purchased by exercising the basic subscription privileges on their  holdings  of common  stock.  See "The  Offering -  Subscription
       Privileges - Over-Subscription Privilege." However, pursuant to the terms of our  charter,  you will not be  allowed to  subscribe  for a number of shares that would  increase your  ownership of our shares of common stock to 4.9% or above of our then outstanding  shares of common stock,  unless you  already  owned at least  5.0% of our  common  stock on the date such restriction became effective.

Q:     WHEN  WILL I  RECEIVE  CERTIFICATES  FOR  THE  SHARES  PURCHASED  IN THIS
       OFFERING?

A:     We will issue certificates representing shares purchased in this offering to you or to the Depository Trust Company on your behalf, as the case may be, as soon as  practicable  after  the  expiration  of the  subscription period  and  after all pro rata  allocations  and  adjustments  have been completed.  We will not be able to  calculate  the number of shares to be issued to each exercising  holder until 5:00 p.m., New York City time, on the third  business day after the  expiration  date,  which is the latest time by which  subscription  rights  certificates may be delivered to the subscription  agent under the guaranteed  delivery  procedures  described under "The Offering - Guaranteed Delivery Procedures."

Q:     IF THIS  OFFERING  IS NOT  COMPLETED,  WILL MY  SUBSCRIPTION  PAYMENT  BE
       REFUNDED TO ME?

A:     Yes.  The  subscription  agent will hold all funds it  receives in escrow until completion of this offering. If this offering is not completed, the
       subscription   agent  will  return  promptly,   without   interest,   all
       subscription payments.

Q:     HOW WAS THE SUBSCRIPTION PRICE ESTABLISHED?

A:     The subscription price was established by our board of directors based on the  recommendation  of a special  committee  of  independent  directors, comprised of Howard  Mileaf,  Joseph L. Mullen and Mark E.  Schwarz.  The
       committee  was   established   September  3,  2003  for  the  purpose  of
       considering  potential financing  transactions for us, such as the rights offering.  The factors considered  included the historic and then current market price of our common stock, our business prospects,  our recent and anticipated  operating  results,  general  conditions  in the  securities markets, our need for capital,  alternatives  available to us for raising
       capital,   the  amount  of  proceeds  desired,  the  pricing  of  similar transactions, the liquidity of our common stock, and the level of risk to our investors.

Q:     ARE THERE RISKS IN EXERCISING MY SUBSCRIPTION RIGHTS?

A:     Yes. The exercise of your rights involves  risks.  Exercising your rights means  buying  additional  shares  of our  common  stock  and  should  be considered as carefully as you would consider any other equity investment in our company.  Among other things,  you should  carefully  consider the risks described under the heading "Risk Factors," beginning on page 6.

Q:     AFTER I EXERCISE MY SUBSCRIPTION  RIGHTS, CAN I CHANGE MY MIND AND CANCEL
       MY PURCHASE?

A:     No. Once you send in your subscription certificate and payment you cannot revoke the exercise of your subscription  rights, even if you later learn information  about us that you consider to be unfavorable and even if the market price of our common  stock is below the  subscription  price.  You should not exercise your subscription  rights unless you are certain that you  wish to  purchase  additional  shares  of our  common  stock  at the subscription price. See "The Offering - No Revocation."

Q:     MAY I TRANSFER MY  SUBSCRIPTION  RIGHTS IF I DO NOT WANT TO PURCHASE  ANY
       SHARES?

A:     No. Should you choose not to exercise your subscription  rights,  you may
       not  sell,  give  away  or  otherwise  transfer  your  rights.   However,
       subscription  rights  will  be  transferable  by  operation  of law  (for example, upon death of the recipient).

Q:     WHY IS WEBFINANCIAL ENGAGING IN THIS OFFERING?

A:     We are making this offering in order to raise approximately $10.0 million
       (less offering  expenses) in new capital to be used as additional working capital for our business and general corporate purposes.

       Our board of  directors  believes  that  this  offering  will  ultimately strengthen our financial condition through generating additional cash and increasing our stockholders'  equity. We want to give you the opportunity to  participate  in this fund raising  effort and to purchase  additional shares of our common stock.

Q:     WHAT IS THE BOARD OF DIRECTORS' RECOMMENDATION REGARDING THIS OFFERING?

A:     Our board of directors is not making any recommendation as to whether you should  exercise  your  subscription  rights.  You are urged to make your decision based on your own assessment of this offering and our company.

Q:     HOW MANY  SHARES OF OUR  COMMON  STOCK  WILL BE  OUTSTANDING  AFTER  THIS
       OFFERING?

A:     As of September 2, 2003, we had  4,366,866  shares of common stock issued and outstanding.  We expect to issue up to an additional _________ shares in this offering.  After this offering,  we anticipate  that we will have
       _________ shares of common stock outstanding.  Depending on the number of subscriptions we receive from stockholders, this offering could result in
       Steel  Partners  II,  L.P. ownership  increasing  to over 50%.  See "Risk
       Factors" beginning on page 6.

Q:     WILL THE NEW  SHARES BE  INITIALLY  LISTED ON THE NASDAQ  STOCK  MARKET'S
       SMALLCAP MARKET AND TREATED LIKE OTHER SHARES?

A:     Yes.  Our common stock is listed on the Nasdaq  Stock  Market's  SmallCap
       Market under the symbol "WEFN." We expect that the shares of common stock issued in this offering will also be listed on the Nasdaq Stock  Market's
       SmallCap Market under the same symbol.

Q:     HOW WILL THIS  OFFERING  AFFECT STEEL  PARTNERS'  OWNERSHIP OF OUR COMMON
       STOCK?

A:     Steel Partners II, L.P.  beneficially owns 1,737,345 shares of our common stock,  representing  approximately 39.8% of our outstanding common stock and of the voting power of our outstanding voting securities.

       If no holders of subscription  rights other than Steel Partners  exercise their rights in this  offering,  Steel  Partners  may, as a result of its over-subscription privilege, own _____ shares, representing approximately
       ____% of our  outstanding  common  stock and of the  voting  power of our outstanding voting securities. If all rights holders exercise their basic subscription  privileges  in full,  then Steel  Partners will continue to beneficially  own  approximately  39.8% of our  common  stock  and of the voting power of our outstanding voting securities.

       Warren Lichtenstein, our Chairman and Chief Executive Officer, owns 2,500 shares of our common stock. Mr. Lichtenstein, as the sole managing member of the general  partner of Steel  Partners  II,  L.P.,  is deemed to also beneficially  own the shares of common stock owned by Steel  Partners II,
       L.P.  Mr.  Lichtenstein  has  indicated  to us his present  intention  to exercise the rights both Steel Partners II, L.P. and he receive. However, there is no written  commitment to exercise  such rights and,  therefore, there can be no assurance that such rights will be exercised.

Q:     CAN THE BOARD OF DIRECTORS WITHDRAW THIS OFFERING?

A:     Yes. Our board of directors  may decide to withdraw  this offering at any time for any reason.  If we withdraw this  offering,  any money  received
       from  subscribing   stockholders  will  be  refunded  promptly,   without
       interest. See "The Offering - Withdrawal and Amendment."

Q:     WHAT SHOULD I DO IF I HAVE OTHER QUESTIONS OR NEED ASSISTANCE?

A:     If you have questions or need assistance, please contact _______________, the information agent, or  ____________________,  the subscription agent, for this offering, at the following addresses and telephone numbers:

                             The Information Agent:
                             _______________________
                             _______________________
                             _______________________

                                       or

                             The Subscription Agent:
                             _______________________
                             _______________________
                             _______________________

      For a more  complete  description  of this  offering,  see "The  Offering"
      beginning on page 12.

                                  RISK FACTORS

            THE  EXERCISE OF YOUR  SUBSCRIPTION  RIGHTS FOR SHARES OF OUR COMMON
STOCK  INVOLVES  A HIGH  DEGREE  OF RISK.  YOU  SHOULD  CAREFULLY  CONSIDER  THE
FOLLOWING FACTORS AND OTHER  INFORMATION  PRESENTED OR INCORPORATED BY REFERENCE
IN THIS  PROSPECTUS  BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. IF WE DO NOT
SUCCESSFULLY  ADDRESS ANY ONE OR MORE OF THE RISKS DESCRIBED BELOW,  THERE COULD
BE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL  CONDITION,  OPERATING RESULTS AND
BUSINESS. WE CANNOT ASSURE YOU THAT WE WILL SUCCESSFULLY ADDRESS THESE RISKS.

RISKS RELATING TO THIS OFFERING:

THE  SUBSCRIPTION  PRICE PER SHARE IS NOT AN INDICATION OF OUR VALUE AND YOU MAY
NOT BE ABLE TO SELL SHARES  PURCHASED  UPON THE  EXERCISE  OF YOUR  SUBSCRIPTION
RIGHTS AT A PRICE EQUAL TO OR GREATER THAN THE SUBSCRIPTION PRICE.

            The  subscription  price per  share  does not  necessarily  bear any relationship to the book value of our assets, operations,  cash flows, earnings, financial  condition or any other  established  criteria for value. As a result, you should not consider the  subscription  price as an indication of the current value of our company or our common stock.  We cannot assure you that you will be able to sell shares  purchased  in this  offering at a price equal to or greater than the subscription price.

[IF PRICED AT A DISCOUNT]  THIS OFFERING MAY CAUSE THE PRICE OF OUR COMMON STOCK
TO DECREASE IMMEDIATELY, AND THIS DECREASE MAY CONTINUE.

            The  subscription  price per share equals ___% of the current market price of our common  stock  determined  by  averaging  the closing  price of our common  stock on Nasdaq for the ____  preceding  trading days ending on _______,
2003.  This  discount,  along  with the number of shares we propose to issue and ultimately will issue if this offering is completed,  may result in an immediate decrease in the market  value of our common  stock.  This  decrease may continue after the completion of this offering.

AS A HOLDER  OF  COMMON  STOCK,  YOU MAY  SUFFER  SIGNIFICANT  DILUTION  OF YOUR
PERCENTAGE OWNERSHIP OF OUR COMMON STOCK.

            If you do not  exercise  your  subscription  rights  and  shares are purchased by other stockholders in this offering,  your proportionate voting and ownership  interest will be reduced and the percentage that your original shares represent of our expanded equity after exercise of the subscription  rights will be diluted.  For example,  if you own 200,000  shares of our common stock before this offering,  or approximately  4.58% of our outstanding common stock, and you exercise none of your subscription  rights while all other  subscription  rights are exercised by other  stockholders,  then your  percentage  ownership would be reduced  to  approximately  ____%.  The  magnitude  of  the  reduction  of  your percentage  ownership  will  depend upon the extent to which you  exercise  your subscription rights.

ONCE YOU EXERCISE  YOUR  SUBSCRIPTION  RIGHTS,  YOU MAY NOT REVOKE SUCH EXERCISE
EVEN IF THERE IS A DECLINE IN OUR COMMON STOCK PRICE.

            The public  trading  market  price of our common  stock may  decline after you elect to exercise your subscription  rights. If that occurs,  you will have  committed  to buy shares of common  stock at a price above the  prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of  subscription  rights you will be able to sell your  shares of common  stock at a price  equal to or  greater  than the subscription price.

YOU MAY NOT REVOKE THE  EXERCISE  OF YOUR RIGHTS EVEN IF WE DECIDE TO EXTEND THE
EXPIRATION DATE OF THE SUBSCRIPTION PERIOD.

            We may, in our sole  discretion,  extend the expiration  date of the subscription  period,  but in no event more than 30 additional days.  During any potential  extension  of time,  our common  stock  price may  decline  below the subscription  price and result in a loss on your investment upon the exercise of rights to acquire shares of our common stock. If the expiration date is extended after you send in your subscription forms and payment,  you still may not revoke or change your exercise of rights.

YOU WILL NOT RECEIVE INTEREST ON SUBSCRIPTION FUNDS RETURNED TO YOU.

            If we cancel this offering,  neither we nor the  subscription  agent will have any  obligation  with  respect to the  subscription  rights  except to return, without interest, any subscription payments to you.

THE  SUBSCRIPTION  RIGHTS  ARE NOT  TRANSFERABLE  AND THERE IS NO MARKET FOR THE
SUBSCRIPTION RIGHTS.

            You may not sell, give away or otherwise  transfer your subscription rights.  The  subscription  rights are only  transferable  by  operation of law.
Because  the  subscription  rights are  non-transferable,  there is no market or other  means  for  you  to  directly  realize  any  value  associated  with  the subscription  rights.  You must  exercise  the  subscription  rights and acquire additional shares of our common stock to realize any value.

YOUR  PARTICIPATION  IN THE OFFERING IS NOT ASSURED SINCE WE MAY TERMINATE  THIS
OFFERING.

            Once you exercise your subscription  rights,  you may not revoke the exercise for any reason unless we amend this offering. If we decide to terminate the offering,  we will not have any obligation with respect to the  subscription rights except to return any subscription payments, without interest.

YOU NEED TO ACT PROMPTLY AND FOLLOW  SUBSCRIPTION  INSTRUCTIONS,  OTHERWISE YOUR
SUBSCRIPTION MAY BE REJECTED.

            Stockholders who desire to purchase shares in this offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date. If you fail to complete and sign the required  subscription forms, send an
incorrect   payment  amount,  or  otherwise  fail  to  follow  the  subscription procedures that apply to your desired  transaction,  the subscription agent may, depending on the  circumstances,  reject your  subscription  or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you  concerning,  or attempt to correct,  an  incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

YOU MAY NOT RECEIVE ALL OF THE SHARES YOU SUBSCRIBE OR OVER-SUBSCRIBE FOR.

            If an  insufficient  number of shares is available to fully  satisfy
all  over-subscription   privilege  requests,   the  available  shares  will  be
distributed   proportionately   among  rights   holders  who   exercised   their
over-subscription  privilege  based on the number of shares each  rights  holder subscribed for under the basic  subscription  privilege.  Also,  pursuant to the terms of our  charter,  you will not be  allowed  to  subscribe  for a number of shares that would  increase your ownership of our shares of common stock to 4.9%
or above of our then  outstanding  shares of common  stock,  unless you  already owned at least  5.0% of our  common  stock on the date such  restriction  became effective.

RISKS RELATING TO OUR BUSINESS:

CHANGES IN INTEREST RATES COULD HAVE A NEGATIVE EFFECT ON OUR OPERATING RESULTS.

            Our earnings depend substantially on "rate differentials," which are the differences between the rates we earn on loans, securities and other earning assets,  and the interest rates we pay on deposits and other  borrowings.  These rates are  highly  sensitive  to many  factors  which are  beyond  our  control, including general economic  conditions and the policies of various  governmental and regulatory authorities. Changes in interest rates impact the level of loans, deposits  and  investments,  the credit  profile of  existing  loans,  the rates received on loans and securities and the rates paid on deposits and  borrowings.
Significant  fluctuations  in interest rates may adversely  affect our financial condition and results of operations.

SIGNIFICANT  NEW LAWS OR CHANGES IN EXISTING LAWS OR MONETARY  POLICY  AFFECTING
THE  BANKING  INDUSTRY  COULD HAVE A MATERIAL  ADVERSE  AFFECT ON OUR RESULTS OF
OPERATIONS.

            Our banking subsidiary,  WebBank, is subject to extensive government regulation  and  supervision  under various  state and federal  laws,  rules and regulations, primarily under the rules and regulations of the FDIC and the State of Utah  Department of Financial  Institutions.  These laws and  regulations are designed primarily to protect depositors, borrowers, and the Bank Insurance Fund of the FDIC.  WebBank's  regulators  maintain  significant  authority  to impose requirements  on  WebBank's  operations,  such as  limiting  its  activities  or mandating  that it hold increased  capital.  For example,  WebBank's  regulators recently required WebBank to obtain the prior non-objection of the FDIC and Utah
Department of Financial  Institutions before developing new lines of activity or expanding  existing  lines of activity,  as well as before making changes to its board of directors or senior executive  officers.  Objections to WebBank's lines of business,  enactment of  significant  new laws,  changes in existing  laws or repeals of existing laws may cause WebBank's  results to change  materially.  In addition,  federal  monetary  policy,  particularly  as implemented  through the
Federal  Reserve  System,  such as  changes  in  interest  rates,  could  affect
WebBank's financial  condition.  Changes in interest rates can affect the number of loans  WebBank  originates,  as well as the  value  of its  loans  and  other interest-earning  assets and the  ability to realize  gains on the sale of those assets and  liabilities.  Prevailing  interest  rates also  affect the extent to which  borrowers  prepay loans owned by WebBank.  When interest rates  increase, borrowers  are less likely to prepay  their loans,  and vice versa.  WebBank may then be  required  to  invest  funds  generated  by  those  prepayments  at less favorable interest rates.  Increases in interest rates could hurt the ability of borrowers who have loans with floating  interest  rates to meet their  increased payment  obligations.  If those  borrowers were not able to make their payments, then  WebBank  could suffer  losses,  and its level of  performing  assets would decline.

WE  FACE  SUBSTANTIAL  COMPETITION  IN OUR  INDUSTRY  SECTOR  FROM  BANKING  AND
FINANCIAL  INSTITUTIONS  THAT HAVE LARGER AND GREATER  FINANCIAL  AND  MARKETING
CAPABILITIES, WHICH MAY HINDER OUR ABILITY TO COMPETE SUCCESSFULLY.

            The  banking  and  financial  services  businesses  in our  lines of business are highly competitive.  The increasingly  competitive environment is a result of changes in  regulation,  changes in  technology  and product  delivery systems,  and the accelerating  pace of consolidation  among financial  services providers.  We compete with many different  banking and financial  institutions, including:

            o   commercial and savings banks and savings and loan associations;
            o   credit unions;
            o   finance companies;
            o   brokerage and investment banking firms; and
            o   asset-based non-bank lenders.

            All of these  entities are branches or  subsidiaries  of much larger organizations affiliated with statewide, regional or national banking companies, and as a result may have greater resources and lower cost of funds. There can be no assurance that we will be able to compete effectively in the future.

WE COULD  SUSTAIN  LOSSES  IF WE  INCORRECTLY  ASSESS  THE  CREDITWORTHINESS  OF
BORROWERS, GUARANTORS OR RELATED PARTIES.

            Our earnings are  significantly  affected by our ability to properly originate,  underwrite  and  service  loans.  We  could  sustain  losses  if our borrowers,  guarantors or related parties fail to perform in accordance with the terms of  their  loans.  We have  adopted  underwriting  and  credit  monitoring procedures and credit policies,  including the  establishment  and review of the allowance  for credit  losses,  that  management  believes  are  appropriate  to minimize this risk by assessing the likelihood of nonperformance,  tracking loan
performance  and   diversifying  our  credit   portfolio.   These  policies  and
procedures,  however,  may not  prevent  unexpected  losses  that could hurt our business and financial condition.

WE ARE  SUBJECT  TO  CREDIT  AND  INTEREST  RATE  RISK IN  EXCESS  OF AN  AMOUNT
RECOGNIZED ON OUR BALANCE SHEET.

            We are a party to financial instruments with off-balance sheet risk.
In  the  normal  course  of  business,   these  financial   instruments  include
commitments to extend credit in the form of loans or through  letters of credit.
Those instruments  involve, to varying degrees,  elements of credit and interest rate risk in excess of the amount  recognized on the balance sheet. Our exposure to  credit  loss in the  event  of  nonperformance  by the  other  party  to the financial  instrument  for  commitments  to extend credit is  represented by the contractual  amount  of those  instruments.  Commitments  to extend  credit  are agreements  to  lend  to a  customer,  provided  there  is no  violation  of any
condition  established  in  the  contract.   Commitments  generally  have  fixed
expiration dates or other termination  clauses and may require payment of a fee.
Since  certain of the  commitments  are expected to expire  without  being drawn upon, the total  commitment  amounts do not  necessarily  represent  future cash
requirements.   We  use  the  same  credit  policy  in  making  commitments  and conditional  obligations as we do for on-balance sheet instruments.  We evaluate each  customer's  credit  worthiness  on a  case-by-case  basis.  The  amount of collateral  obtained,  if deemed necessary upon extension of credit, is based on management's  credit evaluation of the borrower.  At December 31, 2002 and 2001, our  undisbursed  commercial  loan  commitments  totaled  approximately  $0  and
$600,000,  respectively.  For the same periods,  our undisbursed consumer credit card loan commitments totaled approximately $0 and $2,876,000, respectively. For the same periods,  our undisbursed  accounts  receivable  factoring  commitments totaled approximately $6,382,000 and $0, respectively.

WE MAY EXPAND INTO NEW  NON-BANKING  ACTIVITIES,  WHICH WOULD EXPOSE US TO RISKS
ASSOCIATED WITH NEW BUSINESSES.

            We  continue   to  consider   new   business   opportunities,   both
bank-related and otherwise. We believe that an acquisition can help create value for shareholders through increased growth, as well as the utilization of our net operating losses. Accordingly, we may expand our operations into new non-banking activities in the future.  Although we have experience in providing bank-related services,  this  expertise  may not  assist  us in  expansion  into  non-banking activities.  As a  result,  we may be  exposed  to  risks  associated  with  new businesses,  such as (1) a lack of market and product  knowledge or awareness of other  industry  related  matters  and (2) an  inability  to attract  and retain qualified employees with experience in these non-banking activities.

OUR BUSINESS COULD BE HARMED IF THERE IS A NON-FAVORABLE RESOLUTION TO THE LEGAL
PROCEEDING COMMENCED AGAINST US BY ANDREW WINOKUR.

            In January 2000, Mr. Winokur, a former executive  officer,  director and stockholder of Praxis  Investment  Advisors,  Inc., one of our subsidiaries, filed a lawsuit  in the  Superior  Court of the State of  California,  County of
Napa. The lawsuit alleges that Praxis breached its employment agreement with Mr.
Winokur.  The lawsuit also asserts  claims for  interference  with  contract and unjust enrichment based upon his alleged wrongful termination. The lawsuit seeks damages of an unspecified  amount and compliance by Praxis with the  termination pay-out provisions in Mr. Winokur's employment agreement.

            On March 4, 2002, the lawsuit was submitted to binding  arbitration.
The panel found no breach of contract and no intentional  interference  with Mr.
Winokur's  contractual  rights.  However,  the panel found that Mr.  Winokur was entitled to the termination pay-out provision in his employment agreement. Under this  provision,  Mr. Winokur could  potentially be entitled to receive  certain compensation based on (i) an investment bank valuation of WebBank,  if we accept such  valuation,  or (ii) the  proceeds of a sale of WebBank,  if we reject such valuation.  While Mr. Winokur would not be entitled to receive any  compensation in the event that the sale does not exceed a predetermined amount as provided in the  employment  agreement,  which  amount is  defined  as the amount of capital invested by the  stockholders  of Praxis and WebBank in such  companies,  plus a cumulative  annual rate of return of ten percent as of the date of sale,  we may be forced to sell WebBank if the sale price exceeds such  predetermined  amount, even if we do not  want to sell  WebBank.  In  addition,  if the  sale  price of
WebBank  exceeds the  predetermined  amount but is less than the investment bank valuation of WebBank, we may be required to sell WebBank at less than its value.

            At the present time,  Mr.  Winokur has ceased to  participate in the process of valuing WebBank and the matter appears to be closed.  We believe that
a  valuation  or  proceeds   from  a  sale  of  WebBank  would  not  exceed  the
predetermined amount as provided in the employment agreement. Therefore, we also believe  that we will not be  required  to put  WebBank up for sale and that Mr.
Winokur will not be entitled to any  termination  pay-out under the terms of his employment  agreement.  However, the valuation process may proceed in the future and if we are required to make a payment, our business could be harmed.

WARREN G. LICHTENSTEIN,  OUR CHAIRMAN AND CHIEF EXECUTIVE  OFFICER,  THROUGH HIS
AFFILIATION  WITH STEEL PARTNERS II, L.P., HAS THE ABILITY TO EXERT  SIGNIFICANT
INFLUENCE  OVER OUR  OPERATIONS AND MAY HAVE INTERESTS THAT DIFFER FROM THOSE OF
OUR OTHER STOCKHOLDERS.

            Prior to this  offering,  Warren G.  Lichtenstein,  our Chairman and
Chief  Executive   Officer,   owns  2,500  shares  of  our  common  stock.   Mr.
Lichtenstein,  as the sole  managing  member  of the  general  partner  of Steel
Partners II, L.P., is deemed to also  beneficially  own the shares of our common stock owned by Steel Partners II, L.P. Steel Partners II, L.P. beneficially owns
1,737,345 shares of our common stock,  representing  approximately  39.8% of our outstanding  common stock prior to this offering.  If no stockholders other than
Steel Partners II, L.P. exercise their subscription  rights,  Steel Partners II,
L.P. will purchase all of the shares in this  offering,  thereby  increasing its ownership to approximately ____%. Mr.  Lichtenstein,  as sole managing member of the general  partner of Steel Partners II, L.P., has sole  investment and voting control over the shares  beneficially  owned by Steel Partners II, L.P. and thus has the ability to exert  significant  influence  over our policies and affairs, including  the election of our board of directors and the approval of any action
requiring   stockholder   vote,   such  as  amendments  to  our  Certificate  of
Incorporation and approving mergers or sales of substantially all of our assets, as well as matters where the interests of Mr.  Lichtenstein  and Steel  Partners
II,  L.P.  may  differ  from the  interests  of our other  stockholders  in some respects.

STEEL PARTNERS II, L.P.  RECENTLY FILED CERTAIN  REQUIRED  NOTICES WITH THE FDIC
AND THE UTAH DEPARTMENT OF FINANCIAL INSTITUTIONS RELATING TO STEEL PARTNERS II,
L.P.'S  OWNERSHIP  INTEREST IN US AND OUR  ACQUISITION  OF WEBBANK IN 1998,  AND
THERE CAN BE NO ASSURANCE AS TO WHAT ACTION THE FDIC OR THE UTAH  DEPARTMENT  OF
FINANCIAL INSTITUTIONS MAY TAKE.

            Steel  Partners  II, L.P. has advised us that it, and certain of its affiliates,  have  recently  filed  certain  required  notices  with the Federal
Deposit  Insurance  Corporation  (FDIC) under the federal Change in Bank Control
Act,  as well  as with  the  Utah  Department  of  Financial  Institutions.  The
obligation to file these notices  arises in connection  with Steel  Partners II,
L.P.'s  ownership  interest in us and our acquisition of WebBank in 1998.  These notices are being  reviewed  by the FDIC and the Utah  Department  of  Financial
Institutions.  Steel Partners II, L.P. believes that the filing of these notices is not expected to have any direct effect on us, or WebBank, but relates to bank holding company requirements  resulting from Steel Partners II, L.P.'s ownership interest in us. There can be no assurance,  however,  as to what, if any, action the FDIC or the Utah  Department  of  Financial  Institutions  may  take,  which actions may include requiring Steel Partners II, L.P. to sell some or all of its holdings of our shares.

                                       10

                                   OUR COMPANY

            We operate,  through our  subsidiaries,  in niche  banking  markets.
WebBank,  a Utah  industrial loan  corporation,  of which we indirectly own 93%, provides  commercial and consumer  specialty  finance  transactions.  WebBank is authorized by the Federal Deposit  Insurance Act to charge  interest  (including periodic rates, late fees and prepayment fees) allowed by Utah law on loans made to borrowers  who reside  anywhere in the country.  Any  inconsistent  state law limits are  preempted by federal law,  except for loans made in states that have opted out of the preemption  (i.e.,  Iowa and Puerto Rico).  WebBank is a small,
business  oriented   institution   insured  by  the  Federal  Deposit  Insurance
Corporation  (FDIC) and examined and regulated by the FDIC and the State of Utah
Department of Financial Institutions.

            Part of the business  plan of WebBank  represents a  non-traditional approach to generating growth within the context of the regulatory  standards of safety and soundness. Prudent business goals and protection of WebBank's charter are the key  elements of our business  strategy  for  WebBank.  Pursuant to this strategy, WebBank has focused on several lines of business as described below:

            o    ACCOUNTS   RECEIVABLE   FACTORING.    This   is   a   form   of
                 collateral-based  commercial  lending in which  companies  sell their  receivables  to a lender,  principally to secure working capital.  The  receivables  are repaid  directly to the lender.
                 WebBank is engaged in accounts receivable factoring utilizing a sourcing and servicing  company.  The owner of the sourcing and servicing company is also an employee of WebBank.

            o    PRIVATE  LABEL  STUDENT  LENDING.  This  is an  alternative  to federally  subsidized  student  loan  programs.  A third  party sourcing  company  is engaged to source  these  loans.  WebBank provides  funding  to the  students  and sells the loans to the third party shortly after origination of each loan.

            o    ELECTIVE MEDICAL AND DENTAL TREATMENT  LENDING.  This is a form of unsecured  consumer lending that allows customers to finance
                 elective   surgery  or  other   treatments  not  covered  under
                 traditional  health  insurance  plans. A third party company is engaged to source these loans.  WebBank provides funding to the patients and sells the loans to the third party  shortly  after origination of each loan.

            o    USDA BUSINESS AND INDUSTRY (B&I) Lending.  This is a commercial loan  product  of which  70% to 90% is  guaranteed  by the full faith and credit of the Federal government. The loan program is administered by the United States  Department of Agriculture to
                 assist   businesses   located  in  rural  areas  (under  50,000
                 population)  to  promote   industrial   modernization  and  job
                 creation.  Originations  of new B&I loans were  discontinued by
                 WebBank in 2001. However, WebBank continues to service loans in its existing portfolio and for several other investors.

            We continue to evaluate our  different  business  lines and consider various  alternatives  to maximize the  aggregate  value of our  businesses  and
increase  stockholder  value,   including  seeking  acquisitions  and/or  merger
transactions, as well as product line extensions, additions and/or divestitures.
No firm  commitments  have been  realized and no binding  letters of intent have been  signed at this  time.  There can be no  assurance  that we will be able to accomplish any of these alternatives and be profitable.

            Our principal  executive  offices are located at 590 Madison Avenue,
32nd  Floor,  New  York,  New York  10022,  and our  telephone  number  is (212)
758-3232.

                                 USE OF PROCEEDS

            The gross proceeds from the exercise of the  subscription  rights in this offering will be  approximately  $10.0 million,  if all of the subscription rights  are  exercised.  If  only  10% or 50% of  the  subscription  rights  are exercised,  then the gross  proceeds in this  offering  will be $1.0 million and
$5.0  million,  respectively.  We will use the  proceeds  of this  offering  for working capital and general corporate purposes.

                                       11

                                 CAPITALIZATION

            The following table sets forth our summary capitalization as of June
30,  2003 on an  historical  basis and  should be read in  conjunction  with our financial  statements  and notes  thereto  incorporated  by reference  into this prospectus.  The table also  includes  our  capitalization  on a pro forma basis assuming the completion of 10%, 50% and 100% of this offering.

                                                                                          Pro Forma      Pro Forma     Pro Forma
                                                                               Actual       for 10%       for 50%      for 100%
                                                                               ------     ---------      --------      ---------
                                                                         (in thousands) (in thousands) (in thousands) (in thousands)

Total debt
Short-term debt .........................................................       6,295       6,295            6,295            6,295
Long-term debt ..........................................................       7,114       7,114            7,114            7,114

            Total debt ..................................................      13,409      13,409           13,409           13,409
                                                                              -------      ------           ------           ------

Stockholders' equity:
      Common stock, $.001 par value, authorized 50,000,000 shares, issued
      4,366,866 .........................................................           4          --               --               --
      Paid-in capital ...................................................      36,606      _____            _____            _____
      Accumulated deficit ...............................................     (24,305)     _____            _____            _____
      Accumulated other comprehensive income
      (loss) ............................................................        (102)     _____            _____            _____

            Total Stockholders' equity ..................................      12,203      _____            _____            _____
                                                                              -------      ------           ------           ------

Total capitalization ....................................................      25,612      _____            _____            _____
                                                                              =======

                                       12

                           PRICE RANGE OF COMMON STOCK

            Our  common  stock has been  listed  on the  Nasdaq  Stock  Market's
SmallCap Market under the symbol "WEFN" since November 15, 1996. On October ___,
2003,  the closing price of our common stock was $____ per share.  The following table  shows the  common  stock's  high and low sales  prices on Nasdaq  for the periods indicated.

            Period                         High Sale             Low Sale

            2001:
            First Quarter                  $   3.63              $   2.63
            Second Quarter                     3.26                  2.66
            Third Quarter                      3.05                  2.52
            Fourth Quarter                     2.99                  2.20

            2002:
            First Quarter                  $   2.67              $   2.05
            Second Quarter                     2.37                  1.34
            Third Quarter                      2.28                  1.45
            Fourth Quarter                     2.71                  1.56

            2003:
            First Quarter                  $   2.70              $   1.73
            Second Quarter                     2.63                  1.70
            Third Quarter                      2.75                  2.10
            Fourth Quarter
            (through October 7, 2003)          2.25                  2.18

            On September 2, 2003 there were  approximately 547 record holders of our common stock.

            We have not paid cash dividends on our common stock in 2003, 2002 or
2001. We intend to retain any future  earnings for working  capital needs and to finance potential future  acquisitions,  and presently do not intend to pay cash dividends on our common stock for the foreseeable future.

                                  THE OFFERING

            Our Board of Directors  has proposed that we attempt to raise equity capital through this offering to all of our stockholders and to use the proceeds from the  subscription of such rights for working capital and general  corporate purposes.  The Board  declared a dividend of rights to purchase our common stock to holders of record as of __________,  2003.  Through this  prospectus,  we are offering  the shares of common  stock that  rights  holders  may  purchase  upon exercising such subscription rights.

REASONS FOR THIS OFFERING

            In  approving  this  offering,  our  Board  of  Directors  carefully considered  our need for  additional  capital  and several  alternative  capital raising methods,  including a credit facility and a private  placement of equity securities.  A credit  facility was determined not to be feasible  because we do not  believe  it was  available  to us, and a private  placement  was deemed too costly.  The Board  also  considered  that as a result of this  offering,  Steel
Partners'  ownership of our common stock could increase from approximately 39.8%
to over 50%, as well as the potential  dilution of the  ownership  percentage of our current common  stockholders  caused by this  offering.  While the ownership percentage of our current common stockholders may decrease, the Board considered that the magnitude of this dilution would be subject to, and dependent upon, the decision  of each common  stockholder  whether to  exercise  their  subscription rights for additional shares of our common stock in this offering.

            After  weighing the factors  discussed  above and the effect of this offering of generating approximately $10.0 million (less expenses related to the offering) in additional  capital for us,  assuming that all of the  subscription

                                       13

rights are exercised,  the board of directors believes that this offering is the best alternative for capital raising and is in the best interests of our company and our  stockholders.  As described in "Use of Proceeds,"  the proceeds of this offering are intended to be used for additional working capital for our business and other general corporate purposes.

            Our Board of Directors  believes that this offering will  ultimately strengthen  our  financial  condition  through  generating  additional  cash and increasing our stockholders' equity. See "Use of Proceeds" and "Capitalization".
However,  our board of directors is not making any  recommendation as to whether you should exercise your subscription rights.

SUBSCRIPTION RIGHTS

            BASIC  SUBSCRIPTION  PRIVILEGE.  We  distributed  to the  holders of record of our common stock, at the close of business on ________________,  2003, at no  charge,  one  nontransferable  subscription  right for each  share of our common  stock they own.  The  subscription  rights will be  evidenced  by rights certificates.  Each subscription right will entitle the holder to purchase _____
shares of our common stock.  You are not required to exercise any or all of your subscription rights.

            If,  pursuant to your  exercise  of your  subscription  rights,  the number of shares of common  stock you are  entitled to receive  would  result in your receipt of fractional  shares, the aggregate number of shares issued to you will be rounded down to the nearest whole  number.  You will not receive cash in lieu of fractional shares.

            OVER-SUBSCRIPTION  PRIVILEGE.  Subject to the  allocation  described below,  each subscription  right also grants each subscription  rights holder an over-subscription  privilege to purchase  additional  shares of our common stock that are not  purchased  by other  rights  holders  pursuant to the other rights holders'  basic  subscription  privileges.  You are  entitled to  exercise  your over-subscription  privilege  only  if  you  exercise  your  basic  subscription privilege in full.

            If you wish to exercise your over-subscription privilege, you should indicate the number of additional  shares that you would like to purchase in the space  provided  on  your  subscription  certificate.  When  you  send  in  your subscription  certificate,  you must also send the full  purchase  price for the number of additional  shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege).
If the number of shares  remaining after the exercise of all basic  subscription privileges  is not  sufficient  to satisfy all requests  for shares  pursuant to over-subscription  privileges,  you will be allocated additional shares pro-rata
(subject to elimination of fractional shares), based on the number of shares you purchased  through the basic  subscription  privilege in proportion to the total number of  shares  that you and other  over-subscribing  stockholders  purchased through the basic subscription  privilege.  However, if your pro-rata allocation exceeds the number of shares you  requested  on your  subscription  certificate, then you will  receive  only the number of shares  that you  requested,  and the remaining  shares  from your  pro-rata  allocation  will be divided  among other rights holders exercising their over-subscription  privileges. Also, pursuant to the terms of our charter,  you will not be allowed to subscribe  for a number of shares that would  increase your ownership of our shares of common stock to 4.9%
or above of our then  outstanding  shares of common  stock,  unless you  already owned at least  5.0% of our  common  stock on the date such  restriction  became effective.

            As soon as practicable after the expiration date,  ________________, acting as our subscription  agent, will determine the number of shares of common stock that you may purchase  pursuant to the  over-subscription  privilege.  You will receive certificates representing these shares as soon as practicable after the  expiration  date and  after  all  pro-rations  and  adjustments  have  been effected.  If you request and pay for more shares than are  allocated to you, we will refund that overpayment,  without interest. In connection with the exercise of the over-subscription  privilege, banks, brokers and other nominee holders of subscription  rights who act on behalf of beneficial  owners will be required to certify  to us and to the  subscription  agent  as to the  aggregate  number  of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the over-subscription  privilege, by each beneficial owner on whose behalf the nominee holder is acting.

SUBSCRIPTION PRICE

            The subscription price for a subscription right is $_____ per share.
The per share price equals ___% of the current  market price of our common stock determined  by averaging the closing price of our common stock on Nasdaq for the
______ preceding  trading days ending on ______,  2003. The  subscription  price does not  necessarily  bear any  relationship  to our  past or  expected  future results of operations,  cash flows,  current financial  condition,  or any other established  criteria for value. No change will be made to the cash subscription price by reason of changes in the trading price of our common stock prior to the closing of this offering.

                                       14

DETERMINATION OF SUBSCRIPTION PRICE

            Our board of directors  set all of the terms and  conditions of this
offering,   including   the   subscription   price,   which  was  based  on  the
recommendation  of a special  committee of directors,  excluding those directors affiliated  with Steel  Partners who did not  participate  (in their capacity as directors)  in the  consideration  or voting with respect to these  matters.  In establishing  the  subscription  price,  our board of directors  considered  the following factors:

            o    strategic alternatives for capital raising,

            o    the market price of our common stock,

            o    the pricing of similar transactions,

            o    the amount of proceeds desired,

            o    our business prospects,

            o    our recent and anticipated operating results, and

            o    general conditions in the securities markets.

            We determined  the ___%  [premium][discount]  to our current  market price after taking into account the preceding factors. We did not seek or obtain any opinion of financial  advisors or  investment  bankers in  establishing  the subscription  price for the offering.  You should not consider the  subscription price as an  indication  of the value of our  company  or our common  stock.  We cannot  assure you that you will be able to sell  shares  purchased  during this offering at a price equal to or greater than the subscription  price. On October
__, 2003, the closing sale price of our common stock was $_______ per share.

EXPIRATION DATE, EXTENSIONS AND TERMINATION

            You may  exercise  your  subscription  right at any time before 5:00
p.m.,  New York  City  time,  on  ______,  2003,  the  expiration  date for this offering.  However,  we may  extend the  offering  period  for  exercising  your subscription  rights from time to time in our sole  discretion,  but in no event more than 30 additional  days. If you do not exercise your  subscription  rights before the expiration  date, your unexercised  subscription  rights will be null and void. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the expiration  date,  regardless of when you transmitted the documents,  unless you  have  timely  transmitted  the  documents  under  the  guaranteed  delivery procedures described below.

            We have the sole  discretion to extend the expiration date from time to time by giving oral or written notice to the subscription  agent on or before the  scheduled  expiration  date.  If we elect to extend the  expiration of this offering,  we will issue a press release  announcing the extension no later than
9:00 a.m.,  New York City time, on the next business day after the most recently announced expiration date.

WITHDRAWAL AND AMENDMENT

            We reserve the right to withdraw or terminate  this  offering at any time for any reason. In the event that this offering is withdrawn or terminated, all funds received from subscriptions by stockholders will be returned. Interest will not be payable on any returned funds.

            We reserve the right to amend the terms of this offering. If we make an amendment that we consider significant, we will:

            o    mail notice of the amendment to all  stockholders  of record as of the record date;

            o    extend the expiration date by at least 10 days; and

            o    offer  all  subscribers  no less  than 10  days to  revoke  any subscription already submitted.

            The extension of the expiration date will not, in and of itself,  be treated as a significant amendment for these purposes.

                                       15

METHOD OF SUBSCRIPTION - EXERCISE OF SUBSCRIPTION RIGHTS

            You  may  exercise  your  subscription   rights  by  delivering  the
following to the  subscription  agent,  at or prior to 5:00 p.m.,  New York City time, on ______________, 2003, the date on which the rights expire:

            o    your properly  completed and executed rights  certificate  with
                 any  required   signature   guarantees  or  other  supplemental
                 documentation; and

            o    your full subscription  price payment for each share subscribed
                 for  under  your   basic   subscription   privilege   and  your
                 over-subscription privilege.

You should read and follow the instructions accompanying the rights certificate carefully.

SIGNATURE GUARANTEE MAY BE REQUIRED

            Your signature on each rights  certificate  must be guaranteed by an eligible  institution such as a member firm of a registered  national securities exchange or a member of the National Association of Securities Dealers, Inc., or
from a commercial bank or trust company having an office or correspondent in the
United States,  subject to standards and procedures  adopted by the subscription agent, unless:

            o    your  rights  certificate   provides  that  shares  are  to  be
                 delivered to you as record holder of those subscription rights;
                 or

            o    you are an eligible institution.

DELIVERY OF SUBSCRIPTION MATERIALS AND PAYMENT

            You  should  deliver  your  rights  certificate  and  payment of the subscription  price or, if  applicable,  notice of guaranteed  delivery,  to the
subscription   agent   by   mail,   by  hand  or  by   overnight   courier   to:
____________________ at  ____________________________________.  The subscription agent's telephone number is __________________.

            You are  responsible  for the  method  of  delivery  of your  rights certificate(s)  with your subscription price payment to the subscription  agent.
If you send your rights  certificate(s)  and subscription price payment by mail, we recommend  that you send them by  registered  mail,  properly  insured,  with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time this offering expires.

            Do not  send  your  rights  certificate(s)  and  subscription  price payment to us.  Your  delivery  to an address  other than the  address set forth above will not constitute valid delivery.

METHOD OF PAYMENT

            Your payment of the subscription  price must be made in U.S. dollars for  the  full  number  of  shares  of  common  stock  you are  subscribing  (or over-subscribing) for by either:

            o    check or bank draft (cashier's check) drawn upon a U.S. bank or money order payable to the subscription agent; or

            o    wire  transfer  of   immediately   available   funds,   to  the
                 subscription  account  maintained by the subscription  agent at
                 ______________________________________________________________.

RECEIPT OF PAYMENT

            Your payment will be considered  received by the subscription  agent only upon:

            o    receipt and clearance of any uncertified check,

            o    receipt by the  subscription  agent of any  certified  check or bank draft drawn upon a United States bank,  any money order or any funds transferred by wire transfers, or

            o    receipt  of good  funds  in the  subscription  agent's  account designated above.

            Please note that funds paid by  uncertified  personal check may take at least five business days to clear.  Accordingly,  if you wish to pay by means of an uncertified  personal check,  we urge you to make payment  sufficiently in advance of the expiration  date to ensure that the  subscription  agent receives cleared funds before that date. We also urge you to consider payment by means of a certified or cashier's check or money order.

                                       16

CALCULATION OF SUBSCRIPTION RIGHTS EXERCISED

            If you do not  indicate  the  number of  subscription  rights  being exercised,  or do not forward full payment of the total  subscription  price for the number of subscription  rights that you indicate are being  exercised,  then you will be deemed to have  exercised  your basic  subscription  privilege  with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent.

YOUR FUNDS WILL BE HELD BY THE  SUBSCRIPTION  AGENT UNTIL SHARES OF COMMON STOCK
ARE ISSUED

            The  subscription  agent will hold your payment of the  subscription price payment in a segregated  account with other  payments  received from other rights  holders  until we issue  your  shares to you.  If this  offering  is not completed,  or we do not apply  your full  subscription  price  payment  to your purchase  of shares of our common  stock,  the  subscription  agent will  return promptly, without interest, all excess subscription payments.

NO REVOCATION

            Once you have exercised your  subscription  privileges,  you may not revoke your exercise.  Subscription rights not exercised prior to the expiration date of this offering will expire.

NON-TRANSFERABILITY OF THE SUBSCRIPTION RIGHTS

            Except in the limited  circumstances  described below,  only you may exercise the basic subscription  privilege and the over-subscription  privilege.
You may not  sell,  give  away or  otherwise  transfer  the  basic  subscription privilege or the over-subscription privilege.

            Notwithstanding  the  foregoing,  your rights may be  transferred by operation  of law;  for  example,  a  transfer  of rights  to the  estate of the recipient upon the death of the recipient would be permitted.  If the rights are transferred  as  permitted,  evidence  satisfactory  to us that the transfer was proper must be received by us prior to the expiration date of this offering.

ISSUANCE OF STOCK CERTIFICATES

            Stock  certificates  for shares  purchased in this  offering will be issued as soon as practicable after the expiration date. Our subscription  agent will  deliver  subscription  payments  to us  only  after  consummation  of this offering  and the  issuance  of  stock  certificates  to our  stockholders  that exercised rights. Unless you instruct otherwise in your subscription certificate form, shares purchased by the exercise of subscription rights will be registered in the name of the person exercising the rights.

GUARANTEED DELIVERY PROCEDURES

            If you wish to exercise  your  subscription  rights,  but you do not have sufficient time to deliver the rights certificate evidencing your rights to the subscription  agent on or before the time your  subscription  rights expire, you may exercise your subscription  rights by the following  guaranteed delivery procedures:

            o    deliver your subscription  price payment in full for each share you  subscribed for under your  subscription  privileges in the manner set forth in "- Method of Payment"  to the  subscription agent on or prior to the expiration date;

            o    deliver  the form  entitled  "Notice of  Guaranteed  Delivery,"
                 substantially in the form provided with the "Instructions as to
                 Use  of  Rights  Certificates"  distributed  with  your  rights certificates, at or prior to the expiration date; and

            o    deliver the properly  completed rights  certificate  evidencing your rights  being  exercised  and the related  nominee  holder certification,  if  applicable,  with any  required  signatures guaranteed,  to the  subscription  agent within three  business days following the date of your Notice of Guaranteed Delivery.

            Your  Notice  of   Guaranteed   Delivery   must  be   delivered   in
substantially  the same form provided with the  Instructions as to Use of Rights
Certificates,  which will be  distributed  to you with your rights  certificate.
Your Notice of Guaranteed  Delivery must come from an eligible  institution,  or other eligible guarantee  institutions which are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

            In your Notice of Guaranteed Delivery, you must state:

            o    your name;

                                       17

            o    the number of  subscription  rights  represented by your rights certificates  and the number of shares of our common  stock you are subscribing (and over-subscribing) for; and

            o    your guarantee that you will deliver to the subscription  agent any rights certificates  evidencing the subscription rights you are  exercising  within three  business days following the date the  subscription  agent  receives  your  Notice of  Guaranteed
                 Delivery.

            You  may  deliver  your  Notice  of   Guaranteed   Delivery  to  the
subscription agent in the same manner as your rights certificates at the address set forth above  under " - Delivery  of  Subscription  Materials  and  Payment."
Alternatively,  you may  transmit  your  Notice of  Guaranteed  Delivery  to the
subscription    agent    by    facsimile     transmission     (Facsimile    No.:
______________________.   To  confirm   facsimile   deliveries,   you  may  call
______________________.

            Please call the information  agent to request any additional  copies of the form of Notice of Guaranteed Delivery you may need.

DETERMINATIONS REGARDING THE EXERCISE OF YOUR SUBSCRIPTION RIGHTS

            We will decide all questions  concerning the  timeliness,  validity, form and  eligibility  of your  exercise  of your  subscription  rights  and our determinations will be final and binding. We, in our sole discretion,  may waive any defect or  irregularity,  or permit a defect or irregularity to be corrected within such time as we may determine. In such event, we will treat any identical defects or irregularities  the same way for all shareholders.  We may reject the
exercise  of  any  of  your  subscription   rights  because  of  any  defect  or
irregularity.  We  will  not  receive  or  accept  any  subscription  until  all irregularities  have been  waived by us or cured by you  within  such time as we decide, in our sole discretion.

            Neither  we nor the  subscription  agent  will be under  any duty to notify you of any defect or  irregularity  in connection with your submission of rights  certificates  and we will not be liable for failure to notify you of any defect  or  irregularity.  We  reserve  the  right to reject  your  exercise  of subscription rights if your exercise is not in accordance with the terms of this offering or in proper form.  We will also not accept your  exercise of rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law or is materially burdensome to us.

            If you are given notice of a defect in your  subscription,  you will have five  business days after the giving of notice to correct it. You will not, however, be allowed to cure any defect later than 5:00 p.m., New York City time, on _______,  2003. We will not consider an exercise to be made until all defects have been cured or waived.

NOTICE TO BANKERS, TRUSTEES OR OTHER DEPOSITARIES

            If you are a broker,  a trustee or a depositary  for  securities who holds  shares  of our  common  stock for the  account  of others at the close of business on the record date, you should notify the respective  beneficial owners of such shares of this offering as soon as possible to find out their intentions with  respect  to  exercising  their  subscription  rights.  You  should  obtain instructions from the beneficial owners with respect to the subscription rights, as set forth in the  instructions we have provided to you for your  distribution to beneficial owners. If the beneficial owner so instructs,  you should complete the appropriate  rights  certificates and submit them to the subscription  agent with the proper payment. If you hold shares of our common stock for the accounts of more than one beneficial  owner,  you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been  entitled  had they been direct  record  holders of our common stock on the record  date,  provided  that you,  as a nominee  record  holder,  make a proper showing to the  subscription  agent by  submitting  the form  entitled  "Nominee
Holder Certification" which we will provide to you with your offering materials.

NOTICE TO BENEFICIAL OWNERS

            If you are a beneficial  owner of shares of our common stock or will receive  your  subscription  rights  through a broker,  custodian  bank or other nominee, we will ask your broker,  custodian bank or other nominee to notify you of this offering.  If you wish to exercise your  subscription  rights,  you will need to have your broker,  custodian  bank or other  nominee act for you. If you hold  certificates  of our common  stock  directly and would prefer to have your broker,  custodian bank or other nominee exercise your subscription  rights, you should contact your nominee and request it to effect the transaction for you. To indicate  your  decision with respect to your  subscription  rights,  you should complete and return to your  broker,  custodian  bank or other  nominee the form entitled  "Beneficial  Owner  Election  Form." You should receive this form from

                                       18

your broker,  custodian bank or other nominee with the other offering materials.
If you wish to obtain a separate  rights  certificate,  you should  contact  the nominee as soon as possible and request that a separate  rights  certificate  be issued to you.

SHARES OF COMMON STOCK OUTSTANDING AFTER THIS OFFERING

            Upon the  issuance  of the  shares of common  stock  offered in this
offering  (assuming  that  all  of  the  subscription   rights  are  exercised),
___________  shares of common stock will be issued and  outstanding.  This would represent an approximate  ___% increase in the number of  outstanding  shares of common stock. If only 10% or 50% of the subscription rights are exercised,  then
_____  and  _____  shares  of  common  stock  will be  issued  and  outstanding, respectively,  which  represents  an  approximate  ___% and ___% increase in the number of outstanding shares of common stock, respectively.

EFFECTS OF OFFERING ON OUR STOCK OPTION PLANS AND OTHER PLANS

            As of October 7, 2003,  there were  outstanding  options to purchase
111,408 shares of our common stock issued or committed to be issued  pursuant to stock options granted by us. None of the outstanding  options have anti-dilution or other  provisions  for adjustment to exercise price or number of shares which
will  be  automatically   triggered  by  this  offering.  Each  outstanding  and
unexercised  option will remain  unchanged and will be exercisable  for the same number of shares of common stock and at the same  exercise  price as before this offering.

RELATIONSHIP WITH STEEL PARTNERS

            Pursuant to the terms of a  management  agreement,  Steel  Partners,
Ltd.  provides  us with  office  space and certain  management,  consulting  and advisory  services.  The management  agreement is automatically  renewable on an annual basis unless terminated by either party, for any reason, upon at least 60 days written notice.  The agreement also provides that we will  indemnify,  save and hold  Steel  Partners,  Ltd.  harmless  from  and  against  any  obligation, liability,  cost or damage  resulting  from its actions  under the terms of such agreement,  except to the  extent  occasioned  by gross  negligence  or  willful misconduct of its officers, directors or employees.

            In addition, Jim Henderson,  an employee of Steel Partners, Ltd. and an  executive  officer  of  ours,  performs  services  for  us in  the  area  of management,  accounting and finances,  and such other services as are reasonably requested by WebBank.  This agreement will continue in force until terminated by either  of the  parties  upon 30 days  written  notice.  Glen  Kassan,  our Vice
President and Chief  Financial  Officer,  is also an employee of Steel Partners,
Ltd.

            In  consideration  of the  services  rendered  under the  management agreement, Steel Partners, Ltd. charges us a fixed monthly fee totaling $310,000 per annum,  adjustable annually upon our agreement with Steel Partners,  Ltd. In consideration of the services  provided by Mr. Henderson,  Steel Partners,  Ltd.
charges WebBank  $100,000 per annum. The fees payable by WebBank are included in the fees payable by us under the management agreement.  We believe that the cost of obtaining the type and quality of services  rendered by Steel Partners,  Ltd.
under  these  agreements  is no less  favorable  than the cost at which we could obtain such services from unaffiliated entities.

            Warren Lichtenstein, our Chairman and Chief Executive Officer, is an
affiliate of Steel  Partners,  Ltd.  based on his  ownership of shares of common stock of Steel Partners, Ltd., directly and through Steel Partners II, L.P., and by virtue of his positions as Chairman, President and Chief Executive Officer of
Steel  Partners,  Ltd.  Mr.  Lichtenstein  and Steel  Partners  II, L.P.  own an
aggregate of approximately 49.2% of Steel Partners, Ltd. Mr. Lichtenstein is the
sole  managing  member of the general  partner of Steel  Partners  II, L.P.  Mr.
Lichtenstein  disclaims  beneficial  ownership  of the shares of common stock of
Steel Partners,  Ltd. owned by Steel Partners II, L.P.  (except to the extent of his  pecuniary  interest  in such  shares  of common  stock).  None of our other executive  officers or directors are 5% owners of Steel Partners,  Ltd. or Steel
Partners II, L.P.

            Steel Partners II, L.P. also currently owns 1,737,345  shares of our common stock, which is equal to approximately 39.8% of our outstanding shares of common stock. Warren Lichtenstein, who owns 2,500 shares of our common stock, is deemed to also  beneficially  own all of the shares owned by Steel  Partners II,
L.P. due to his affiliation therewith.  Steel Partners II, L.P. has been offered its pro rata portion of the  subscription  rights  (including  over-subscription privilege). If our other stockholders purchase all of the shares offered to them for sale,  Steel  Partners II, L.P.  will purchase its pro rata amount and would
continue  to  beneficially   own   approximately   39.8%  of  our  common  stock
outstanding.  If no  stockholders  other than Steel  Partners II, L.P.  exercise their subscription rights, Steel Partners II, L.P. will purchase up to _________
shares in the  offering.  In that case,  Steel  Partners  II,  L.P.'s  ownership interest could be approximately  ____%, and the aggregate  ownership interest of

                                       19

the other outstanding  stockholders could decrease to approximately  ____%. Even if some  stockholders  other than Steel Partners II, L.P. exercise their rights,
Steel  Partners  II,  L.P.  could  still  obtain a majority  ownership  interest pursuant to its subscription  rights.  As a result,  Steel Partners II, L.P. may have the voting power to control the election of our board of directors  and the approval of other matters presented for consideration by the stockholders, which could  include  mergers,  acquisitions,  amendments  to our  charter and various corporate governance actions.

            In  addition,  Steel  Partners  II, L.P. has advised us that it, and certain of its affiliates, have recently filed certain required notices with the
Federal Deposit  Insurance  Corporation  (FDIC) under the federal Change in Bank
Control Act, as well as with the Utah Department of Financial Institutions.  The obligation to file these notices  arises in connection  with Steel  Partners II,
L.P.'s ownership interest in the Company and our acquisition of WebBank in 1998.
These  notices  are  being  reviewed  by the  FDIC and the  Utah  Department  of
Financial  Institutions.  Steel  Partners II, L.P.  believes  that the filing of these notices is not expected to have any effect on the Company, or WebBank, but relates to bank holding company  requirements  resulting from Steel Partners II,
L.P.'s ownership interest in the Company. There can be no assurance, however, as to  what,  if  any,  action  the  FDIC  or  the  Utah  Department  of  Financial
Institutions may take.

SUBSCRIPTION AGENT

            We have appointed ________________________ as subscription agent for this  offering.  We will pay the fees and certain  expenses of the  subscription agent, which we estimate will total approximately $_____________.  Under certain circumstances,  we may indemnify the subscription agent from certain liabilities that may arise in connection with this offering.

INFORMATION AGENT

            We have appointed  ________________________ as information agent for this  offering.  We will pay the fees and certain  expenses  of the  information agent, which we estimate will total approximately $_____________.  Under certain circumstances,  we may indemnify the information agent from certain  liabilities that may arise in connection with this offering.

FEES AND EXPENSES

            Other  than  for  fees  charged  by the  information  agent  and the subscription agent, you are responsible for paying any other commissions,  fees, taxes or  other  expenses  incurred  in  connection  with  the  exercise  of the subscription  rights.  Neither us, the  information  agent nor the  subscription agent will pay such expenses.

OTHER MATTERS

            We are not making this  offering in any state or other  jurisdiction in which it is unlawful to do so, nor are we selling or accepting  any offers to purchase any shares of our common stock from rights holders who are residents of those  states or other  jurisdictions.  We may delay  the  commencement  of this offering  in those  states or other  jurisdictions,  or change the terms of this offering,  in order to comply  with the  securities  law  requirements  of those states or other jurisdictions. We may decline to make modifications to the terms of this  offering  requested  by those states or other  jurisdictions,  in which case,  if you are a resident in those states or  jurisdictions,  you will not be eligible to participate in this offering.

            We will not be  required  to issue to you  shares  of  common  stock pursuant to this  offering if, in our  opinion,  you would be required to obtain prior  clearance or approval from any state or federal  regulatory  authority to own or control such shares if, at the time the subscription  rights expire,  you have not obtained such clearance or approval.

NO BOARD RECOMMENDATION

            An investment  in shares of our common stock must be made  according to each investor's evaluation of its own best interests.  Accordingly, our board of directors makes no  recommendation  to rights holders  regarding whether they should exercise their subscription rights.

IF YOU HAVE QUESTIONS ABOUT EXERCISING RIGHTS

            If you have  questions or need  assistance  concerning the procedure for exercising  subscription  rights,  or if you would like additional copies of this prospectus, the Instructions as to Use of Rights Certificates or the Notice

                                       20

of  Guaranteed  Delivery,  you  should  contact  the  information  agent  or the subscription agent at the following addresses and telephone numbers:

                             The Information Agent:

                              ____________________
                              ____________________
                              ____________________

                                       or

                             The Subscription Agent:

                              ____________________
                              ____________________
                              ____________________

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

            The following  discussion is a summary of the material U.S.  federal income tax  consequences  of (i) the  dividend by us of  subscription  rights to holders  of common  stock that hold such  stock as a capital  asset for  federal income tax purposes,  and (ii) the exercise of such rights.  This  discussion is based on laws, regulations,  rulings and decisions in effect on the date of this prospectus,  all of which are  subject  to  change  (possibly  with  retroactive effect)  and to  differing  interpretations.  This  discussion  applies  only to holders that are U.S. persons,  which is defined as a citizen or resident of the
United States, a domestic partnership, a domestic corporation, any estate (other than a foreign  estate),  and any  trust so long as a court  within  the  United
States is able to exercise primary  supervision over the  administration  of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Generally,  for federal income tax purposes an estate is classified as a "foreign estate" based on the location of the estate assets, the country of the estate's  domiciliary  administration,  and the  nationality  and residency of the domiciliary's personal representative.

            This  discussion  does not  address  all  aspects of federal  income taxation  that  may  be  relevant  to  holders  in  light  of  their  particular circumstances  or to holders who may be subject to special tax  treatment  under the Internal Revenue Code of 1986, as amended,  including  holders of options or warrants,  holders who are dealers in  securities or foreign  currency,  foreign persons (defined as all persons other than U.S. persons),  insurance  companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common  stock as part of a hedge,  straddle,  conversion  or other risk reduction transaction,  or who acquired common stock pursuant to the exercise of compensatory stock options or warrants or otherwise as compensation.

            We have not  sought,  and will not seek,  an opinion of counsel or a ruling from the  Internal  Revenue  Service  regarding  the  federal  income tax consequences  of the  distribution  of the rights or the related share issuance.
The following  summary does not address the tax consequences of the distribution of the rights or the related share issuance under foreign,  state,  or local tax laws.  ACCORDINGLY,  EACH  HOLDER OF COMMON  STOCK  SHOULD  CONSULT  ITS OWN TAX
ADVISOR WITH RESPECT TO THE PARTICULAR TAX  CONSEQUENCES OF THE  DISTRIBUTION OF
THE RIGHTS OR THE RELATED SHARE ISSUANCE TO SUCH HOLDER.

            The federal income tax  consequences for a holder of common stock on the  receipt of  subscription  rights  and the  exercise  of such  rights are as follows:

            o    A holder will not recognize  taxable  income for federal income tax  purposes in  connection  with the receipt of  subscription rights.

            o    Except as provided in the following sentence,  the tax basis of the  subscription  rights received by a holder will be zero. If either (i) the fair market value of the subscription  rights on the date such  subscription  rights are distributed is equal to at least  15% of the  fair  market  value  on such  date of the common stock with respect to which the subscription  rights are received or (ii) the holder irrevocably  elects, by attaching a

                                       21

                 statement to its federal income tax return for the taxable year in which the subscription rights are received, to allocate part of the tax  basis  of such  common  stock  to the  subscription rights,  then upon  exercise of the  subscription  rights,  the holder's  tax  basis  in the  common  stock  will be  allocated between  the  common  stock  and  the  subscription  rights  in proportion to their  respective  fair market values on the date the  subscription  rights are  distributed.  A holder's holding period for the  subscription  rights  received will include the holder's  holding  period for the common  stock with respect to which the  subscription  rights were received.  We believe that the fair  market  value  of the  subscription  rights  will not exceed  15% of the fair  market  value of the  common  stock to which the subscription rights relate.

            o    A holder that allows the subscription rights received to expire will not recognize  any gain or loss,  and the tax basis of the common  stock owned by such  holder with  respect to which such subscription  rights were  distributed will be equal to the tax basis of such common  stock  immediately  before the receipt of the subscription rights.

            o    A holder will not  recognize any gain or loss upon the exercise of the subscription rights.

            o    The tax basis of the common stock acquired  through exercise of the subscription  rights will equal the sum of the subscription price for the common stock and the holder's tax basis,  if any, in the subscription rights as described above.

            o    The  holding  period  for the  common  stock  acquired  through exercise of the subscription  rights will begin on the date the subscription rights are exercised.

                              PLAN OF DISTRIBUTION

            We are offering the shares of our common stock underlying the rights directly to you. We have not employed any brokers,  dealers or  underwriters  in connection  with the  solicitation  or exercise of  subscription  rights in this offering and no  commissions,  fees or discounts will be paid in connection with this  offering.  ______________________________  is acting  as our  subscription agent to effect the  exercise of the rights and the  issuance of the  underlying shares  of  common  stock.  Therefore,  we  anticipate  that our  officers'  and employees' role will be limited to:

            o    Responding to inquiries of potential  purchasers,  provided the
                 response   is  limited   to   information   contained   in  the
                 registration statement of which this prospectus is a part; and

            o    Ministerial   and   clerical   work   involved   in   effecting
                 transactions  pertaining  to  the  sale  of  the  common  stock underlying the rights.

            We intend to  distribute  and deliver this  prospectus by hand or by mail  only,  and not by  electronic  delivery.  Also,  we intend to use  printed prospectuses only, and not any other forms of prospectus.

            We have distributed to the holders of record of our common stock, at the close of business on  __________,  2003, at no charge,  one  nontransferable
subscription   right  for  each  share  of  our  common  stock  they  own.  Each subscription  right is a right to purchase  _____ shares of our common stock and carries  with  it  a  basic  subscription  privilege  and  an  over-subscription privilege.  The basic  subscription  privilege  of each  right  entitles  you to purchase _____ shares of our common stock at a subscription  price of $_____ per share.  You may  exercise  any number of your  subscription  rights,  or you may choose not to exercise  any  subscription  rights.  We will not  distribute  any fractional shares or pay cash in lieu of fractional  shares, but will round down the aggregate  number of shares you are entitled to receive to the nearest whole number.

            We do not expect that all of our  stockholders  will exercise all of their basic subscription privileges. By extending  over-subscription  privileges to our  stockholders,  we are providing  stockholders that exercise all of their basic subscription privileges with the opportunity to purchase those shares that are not purchased by other stockholders.

            If you wish to exercise your over-subscription privilege, you should indicate the number of additional  shares that you would like to purchase in the space  provided  on  your  subscription  certificate.  When  you  send  in  your

                                       22

subscription  certificate,  you must also send the full  purchase  price for the number of additional  shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege).
If the number of shares  remaining after the exercise of all basic  subscription privileges  is not  sufficient  to satisfy all requests  for shares  pursuant to over-subscription  privileges,  you will be allocated additional shares pro-rata
(subject to elimination of fractional shares), based on the number of shares you purchased  through the basic  subscription  privilege in proportion to the total number of  shares  that you and other  over-subscribing  stockholders  purchased through the basic subscription  privilege.  However, if your pro-rata allocation exceeds the number of shares you  requested  on your  subscription  certificate, then you will  receive  only the number of shares  that you  requested,  and the remaining  shares  from your  pro-rata  allocation  will be divided  among other rights holders exercising their over-subscription  privileges. Also, pursuant to the terms of our charter,  you will not be allowed to subscribe  for a number of shares that would  increase your ownership of our shares of common stock to 4.9%
or above of our then  outstanding  shares of common  stock,  unless you  already owned at least  5.0% of our  common  stock on the date such  restriction  became effective.

            As   soon   as    practicable    after    the    expiration    date,
___________________________,  acting  as our  subscription  agent,  and we  will determine the number of shares of common stock that you may purchase pursuant to the  over-subscription  privilege.  You will receive  certificates  representing these shares as soon as practicable  after the  expiration  date. If you request and  pay for  more  shares  than  are  allocated  to you,  we will  refund  that
overpayment,   without  interest.   In  connection  with  the  exercise  of  the
over-subscription  privilege,  banks,  brokers  and  other  nominee  holders  of subscription  rights who act on behalf of beneficial  owners will be required to certify  to us and to the  subscription  agent  as to the  aggregate  number  of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the over-subscription  privilege, by each beneficial owner on whose behalf the nominee holder is acting.

            We will pay  __________________,  the  information  agent,  a fee of
$______  plus  expenses,  and  __________,  the  subscription  agent,  a fee  of approximately  $_____ plus expenses,  for their services in connection with this offering.  We also have agreed to  indemnify  under  certain  circumstances  the information agent and the subscription  agent from any liability it may incur in connection with this offering.

            We expect that shares of our common  stock  issued upon the exercise of  subscription  rights will be listed on the Nasdaq  Stock  Market's  SmallCap
Market under the symbol "WEFN," the same symbol our currently outstanding shares of common stock now trade.

                                  LEGAL MATTERS

            The validity of the shares of common stock offered  hereby,  and the description in this  prospectus of the U.S.  federal income tax  consequences of this offering,  will be passed upon for us by Olshan Grundman Frome Rosenzweig &
Wolosky LLP, New York, New York.

                                     EXPERTS

            The consolidated financial statements of WebFinancial Corporation at
December  31,  2002 and 2001,  and for the years then  ended,  appearing  in our annual  report  on Form  10-K for the year  ended  December  31,  2002 have been audited by Grant Thornton LLP,  independent  accountants,  as set forth in their report thereon included  therein.  Such  consolidated  financial  statements are incorporated  herein by  reference  in reliance  upon such  report  incorporated therein  by  reference  given  on the  authority  of  such  firm as  experts  in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

            We are subject to the  informational  requirements of the Securities
Exchange Act of 1934.  Accordingly,  we file reports, proxy statements and other information  with the SEC. You may read and copy any materials that we file with the  SEC  at  the  SEC's  Public  Reference  Room  at 450  Fifth  Street,  N.W.,
Washington,  D.C.  20549 upon  payment of the  prescribed  fees.  You may obtain

                                       23

information on the operation of the Public  Reference Room by calling the SEC at
1-800-SEC-0330.  The SEC also maintains an Internet site that contains  reports, proxy and information  statements and other materials that are filed through the
SEC's Electronic Data Gathering,  Analysis, and Retrieval, or EDGAR, system. You can access this web site at HTTP://WWW.SEC.GOV.  We also post our SEC filings on our web  site at  HTTP://WWW.WEBFINANCIALCORPORATION.COM.  Our  common  stock is listed on the Nasdaq Stock Market's SmallCap Market.

            The SEC allows us to  "incorporate  by reference" the information we file with the SEC. This permits us to disclose  important  information to you by referencing  these  filed  documents.  Any  information  referenced  this way is considered part of this prospectus, and any information filed with the SEC after the date on the cover of this prospectus will  automatically be deemed to update and supercede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC file number 000-00631 under
Sections  13(a),  13(c),  14 or 15(d) of the Exchange  Act of 1934,  as amended, until all of the securities described in this prospectus are sold:

            o    our annual report on Form 10-K for the year ended  December 31,
                 2002,

            o    our quarterly  report on Form 10-QSB for the period ended March
                 31, 2003,

            o    our  quarterly  report on Form 10-QSB for the period ended June
                 30, 2003, and

            o    the   description   of  our  common  stock   contained  in  our
                 registration  statement on Form 8-A filed with the SEC on March
                 27, 1995 (Registration Statement No. _________).

            This  prospectus is part of a registration  statement filed with the
SEC.  This  prospectus  does not contain all the  information  contained  in the registration statement. The full registration statement can be obtained from the
SEC.  This  prospectus  contains a general  description  of our  company and the securities being offered for sale. You should read this prospectus together with the additional information incorporated by reference.

            You can request a copy of any document  incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following:

                            WebFinancial Corporation
                         590 Madison Avenue, 32nd Floor
                            New York, New York 10022
                        Attention: Warren G. Lichtenstein
                            Telephone: (212) 758-3232

                           FORWARD-LOOKING STATEMENTS

            We believe that certain  statements  contained  or  incorporated  by reference in this prospectus are "forward-looking statements" within the meaning of the  Private  Securities  Litigation  Reform  Act of 1995 and are  considered prospective.  The following  statements  are or may  constitute  forward-looking statements within the meaning of the Private Securities Litigation Reform Act of
1995:

            o    statements before,  after or including the words "may," "will,"
                 "could," "should," "believe," "expect," "future,"  "potential,"
                 "anticipate," "intend," "plan," "estimate" or "continue" or the negative or other variations of these words, and

            o    other statements about matters that are not historical facts.

            We may be  unable to  achieve  the  future  results  covered  by the forward-looking  statements.  The statements are subject to risks, uncertainties and other factors that could cause actual results to differ  materially from the future results that the statements  express or imply. See "Risk Factors" on page
6. Please do not put undue reliance on these forward-looking  statements,  which speak only as of the date of this prospectus.

                                       24

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

            The following is an itemization  of all expenses  (subject to future contingencies)  incurred or to be incurred by us in connection with the issuance and distribution of the securities being offered.  All items below are estimates other than the  Securities  and  Exchange  Commission  registration  fee and the
Nasdaq listing fee. WebFinancial will pay all of such expenses.

            Securities and Exchange Commission registration fee          $809.00
            Nasdaq listing fee.................................              *
            Printing and engraving expenses....................              *
            Accounting fees and expenses.......................              *
            Legal fees and expenses............................              *
            Subscription Agent fees and expenses...............              *
            Information Agent fees and expenses................              *
            Miscellaneous......................................              *
                                                                        --------
                        Total......................................     $    *
                                                                        ========

* To be completed by amendment.

ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            Article Tenth of the Registrant's  Amended and Restated  Certificate
of Incorporation  and Section 5 of Article VIII of the Registrant's  Amended and
Restated Bylaws state as follows:

            (a) The corporation shall indemnify any person who was or is a party or is  threatened  to be made a party to any  threatened,  pending or  completed
action,  suit  or  proceeding,   whether  civil,  criminal,   administrative  or
investigative  (other than an action by or in the right of the  corporation)  by reason of the fact that he is or was a director,  officer,  employee or agent of the  corporation,  or is or was serving at the request of the  corporation  as a director, officer, employee or agent of another corporation,  partnership, joint venture,  trust or other  enterprise,  against  expenses  (including  attorneys'
fees),  judgments,  fines and amounts paid in settlement actually and reasonably incurred by him in connection  with such action,  suit or proceeding if he acted in good faith and in a manner he reasonably  believed to be in or not opposed to the best interests of the corporation,  and, with respect to any criminal action or proceeding,  had no reasonable cause to believe his conduct was unlawful. The termination of any action,  suit or proceeding by judgment,  order,  settlement, conviction,  or upon a plea of nolo contendere or its equivalent,  shall not, of itself,  create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation,  and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

            (b) The corporation shall indemnify any person who was or is a party or is  threatened  to be made a party to any  threatened,  pending or  completed action or suit by or in the right of the  corporation  to procure a judgment  in its favor by reason of the fact that he is or was a director,  officer, employee or  agent  of the  corporation,  or is or was  serving  at  the  request  of the corporation as a director,  officer,  employee or agent of another  corporation,
partnership,   joint  venture,  trust  or  other  enterprise,  against  expenses
(including   attorneys'  fees)  actually  and  reasonably  incurred  by  him  in connection  with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the  corporation  and except that no  indemnification  shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or  suit  was  brought  shall  determine  upon  application  that,  despite  the adjudication of liability but in view of all the circumstances of the case, such person is fairly and  reasonably  entitled to indemnity for such expenses  which the court of Chancery or such other court shall deem proper.

                                      II-1

            (c) To the extent that a director, officer, employee or agent of the corporation  has been  successful  on the merits or  otherwise in defense of any action,  suit  or  proceeding  referred  to in  paragraphs  (a)  and (b) of this
Section,  or in defense of any claim,  issue or matter  therein,  including  the dismissal  of an action  without  prejudice,  he  shall,  without  limiting  the provisions of paragraph (a) above, be indemnified  against  expenses  (including
attorneys'  fees)  actually  and  reasonably   incurred  by  him  in  connection
therewith.

            (d) Any indemnification under paragraphs (a) and (b) of this Section
(unless ordered by a court) shall be made by the corporation  only as authorized in the specific case upon a determination that  indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable  standard  of  conduct  set forth in  paragraphs  (a) and (b) of this
Section.  Such  determination  shall be made (i) by the board of  directors by a majority  vote of a quorum  consisting of directors who were not parties to such action,  suit or proceedings,  or (ii) if such a quorum is not  obtainable,  or,
even  if  obtainable  a  quorum  of  disinterested   directors  so  directs,  by
independent legal counsel in a written opinion, or (iii) by the stockholders.

            (e) Expenses  (including  attorneys' fees) incurred by an officer or director in  defending  any civil,  criminal,  administrative  or  investigative action,  suit or proceeding  shall be paid by the  corporation in advance of the final  disposition  of  such  action,  suit or  proceeding  upon  receipt  of an undertaking  by or on behalf of such director or officer to repay such amount if it shall  ultimately be determined  that he is not entitled to be indemnified by the corporation pursuant to this Section or as otherwise authorized by law. Such expenses (including  attorneys' fees) incurred by other employees and agents may be so paid upon such terms and  conditions,  if any,  as the board of  directors deems appropriate.

            (f) The  indemnification and advancement of expenses provided by, or granted  pursuant to, the other  paragraphs  of this Section shall not be deemed exclusive  of any  other  rights  to  which  those  seeking  indemnification  or advancement  of expenses may be entitled  under any by-law,  agreement,  vote of stockholders or disinterested  directors or otherwise,  both as to action in his official  capacity  and as to action in  another  capacity  while  holding  such office.

            (g) The  corporation,  at its  expense,  may  purchase  and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director,  officer, employee or agent of another corporation,  partnership, joint venture,  trust or other enterprise against any liability asserted against him and  incurred by him in any such  capacity,  or arising out of his status as such,  whether  or not the  corporation  would have the power to  indemnify  him against  such  liability  under  the  provisions  of this  Section  or under the provisions of the General Corporation Law of the State of Delaware.

            (h) The  indemnification and advancement of expenses provided by, or granted  pursuant to, this Section shall  continue as to a person who has ceased to be a director,  officer,  employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

            (i) All rights to indemnification  and advancement of expenses under this Section shall be deemed to be provided by contract  between the corporation and the director,  officer, employee or agent who serves in such capacity at any time while the by-laws and/or  certificate of  incorporation  and other relevant provisions  of the General  Corporation  Law of the State of Delaware  and other applicable law, if any, are in effect.

            (j) Any repeal or  modification  of the foregoing  paragraphs by the stockholders  of the  corporation  shall  not  adversely  affect  any  right  or protection of a director, officer, employee or agent of the corporation existing at the time of such repeal or modification.

            (k) If the  General  Corporation  Law of the  State of  Delaware  is
amended to authorize  corporate  action  permitting  the  corporation to further indemnify or advance expenses to directors,  officers, employees or agents, then such  person,  in addition to the  circumstances  in which he is now entitled to indemnification and advancement of expenses, shall be entitled to be indemnified and have  expenses  advanced  to the  fullest  extent  permitted  by the General
Corporation Law of the State of Delaware, as so amended.

                                      II-2

            (l) For purposes of this Section,  references  to "the  corporation"
shall  include,  in  addition  to the  resulting  corporation,  any  constituent
corporation   (including  any  constituent  of  a  constituent)  absorbed  in  a consolidation  or merger which, if its separate  existence had continued,  would have had power and authority to indemnify its directors,  officers, employees or agents, so that any person who is or was a director,  officer, employee or agent of such  constituent  corporation,  or is or was  serving at the request of such constituent  corporation  as a director,  officer,  employee or agent of another corporation,  partnership, joint venture, trust or other enterprise, shall stand in the same  position  under the  provisions of this Section with respect to the resulting  or  surviving  corporation  as he would  have  with  respect  to such constituent corporation if its separate existence had continued.

            (m) For purposes of this Section,  references to "other enterprises"
shall include  employee  benefit plans;  references to "fines" shall include any excise taxes assessed on a person with respect to an employee  benefit plan; and
references  to  "serving at the request of the  corporation"  shall  include any service as a  director,  officer,  employee  or agent by the  corporation  which imposes duties on, or involves services by, such director,  officer, employee or
agent  with  respect  to  an  employee  benefit  plan,  its   participants,   or
beneficiaries;  and a  person  who  acted  in  good  faith  and in a  manner  he reasonably  believed to be in the interest of the participants and beneficiaries of an  employee  benefit  plan  shall be deemed to have  acted in a manner  "not opposed  to the best  interests  of the  corporation,"  as  referred  to in this
Section.

            (n) If this Section or any portion  thereof shall be  invalidated on any ground by any court of competent  jurisdiction,  then the corporation  shall nevertheless  indemnify each person as provided above as to expenses  (including attorneys' fees),  judgments,  fines and amounts paid in settlement with respect to any action, suit or proceeding,  whether civil,  criminal,  administrative or
investigative,   including  a  grand  jury  proceeding  and  an  action  by  the corporation,  to the fullest extent permitted by any applicable  portion of this
Section that shall not have been invalidated or by any other applicable law.

ITEM 16.       EXHIBITS.

Exhibit #      Description

3.1*           Amended  and  Restated   Certificate  of   Incorporation  of  the
               Registrant, filed on March 19, 1999.

3.2*           Certificate of Amendment of Certificate of  Incorporation  of the
               Registrant, filed on July 8, 1999.

3.3            By-Laws of the Registrant (incorporated by reference from Exhibit
               I-5 to the  Registration  Statement  on Form 8-A filed  March 27,
               1995).

4.1            Specimen  certificate  for Common Stock,  $.001 par value, of the
               Registrant  (incorporated  by  reference  to  Exhibit  I-1 to the
               Registration Statement on Form 8-A filed March 27, 1995).

4.2*           Form of Subscription Rights Certificate.

5.1**          Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

23.1           Consent of Grant Thornton LLP.

23.2**         Consent  of  Olshan  Grundman  Frome  Rosenzweig  &  Wolosky  LLP
               (included in opinion filed as Exhibit 5.1).

24.1*          Power of Attorney (included on signature page hereto).

99.1*          Form of Instructions as to Use of Rights Certificates.

99.2*          Form of Notice of Guaranteed Delivery for Rights Certificates.

99.3*          Form of Letter to Security Holders Who Are Record Holders.

                                      II-3

99.4*          Form of Letter to Securities  Dealers,  Commercial  Banks,  Trust
               Companies and Other Nominees.

99.5*          Form of Letter to Clients of Security  Holders Who Are Beneficial
               Holders.

99.6*          Form of Nominee Holder Certification Form.

99.7*          Beneficial Owner Election Form.

99.8*          Substitute Form W-9 (including  Guidelines for  Certification  of
               Taxpayer Identification Number on Substitute Form W-9).

99.9**         Form  of  Subscription  Agency  Agreement  between   WebFinancial
               Corporation and ___________.

99.10**        Form  of  Information   Agent  Agreement   between   WebFinancial
               Corporation and _____________.

----------------

*        Previously filed
**       To be filed by amendment

ITEM 17.       UNDERTAKINGS.

            (a) The undersigned Registrant hereby undertakes:

                        (1) To file,  during any period in which offers or sales
            are being made,  a  post-effective  amendment  to this  Registration
            Statement  to include any material  information  with respect to the plan of distribution  not previously  disclosed in the  Registration
            Statement  or  any  material  change  to  such  information  in  the
            Registration Statement;

                        (2) That, for the purpose of  determining  any liability
            under the  Securities  Act of 1933,  each  post-effective  amendment shall be deemed to be a new registration  statement  relating to the securities  offered therein,  and the offering of such securities at that  time  shall be  deemed to be the  initial  bona fide  offering thereof; and

                        (3)  To  remove   from   registration   by  means  of  a
            post-effective  amendment  any of the  securities  being  registered which remain unsold at the termination of the offering.

            (b) The undersigned  registrant hereby undertakes that, for purposes of determining  any liability  under the Securities Act of 1933,  each filing of the  registrant's  annual  report  pursuant  to  Section  13(a)  or 15(d) of the
Securities  Exchange  Act of 1934  (and,  where  applicable,  each  filing of an employee  benefit  plan's  annual  report  pursuant  to  Section  15(d)  of  the
Securities  Exchange  Act of 1934) that is  incorporated  by  reference  in this
Registration  Statement  shall  be  deemed  to be a new  registration  statement relating to the securities offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as  indemnification  for  liabilities  arising under the
Securities Act of 1933 may be permitted to directors,  officers and  controlling persons of the Registrant  pursuant to the foregoing  provisions,  or otherwise, the  Registrant  has been  advised  that in the  opinion of the  Securities  and
Exchange  Commission such  indemnification is against public policy as expressed in the Act and is,  therefore,  unenforceable.  In the  event  that a claim  for indemnification  against  such  liabilities  (other  than  the  payment  by  the
Registrant of expenses  incurred or paid by a director,  officer or  controlling person  of the  Registrant  in the  successful  defense  of an  action,  suit or proceeding)  is  asserted by such  director,  officer or  controlling  person in connection with the securities being registered,  the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit  to a  court  of  appropriate  jurisdiction  the  question  whether  such indemnification  by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      II-4

                                   SIGNATURES

            Pursuant to the  requirements  of the  Securities  Act of 1933,  the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized,  in the  City of New  York,  State of New  York,  on the 11th day of
December, 2003.

                                     WEBFINANCIAL CORPORATION

                                     By: /s/ Warren G. Lichtenstein
                                         ---------------------------------------
                                         Warren G. Lichtenstein
                                         Chairman and Chief Executive Officer

            Pursuant to the  requirements  of the Securities  Act of 1933,  this
Registration  Statement  has  been  signed  by  the  following  persons  in  the capacities and on the dates indicated:

Signature                        Title                                          Date
---------                        -----                                          ----

/s/ Warren G. Lichtenstein       Chairman, Chief Executive Officer and         December 11 2003
--------------------------       Director (principal executive officer)
Warren G. Lichtenstein

        *                        Vice President and Chief Financial Officer     December 11, 2003
--------------------------       (principal financial and accounting officer)
Glen M. Kassan

       *                         Director                                       December 11, 2003
--------------------------
Jack L. Howard

       *                         Director                                       December 11, 2003
--------------------------
Howard Mileaf

       *                         Director                                       December 11, 2003
--------------------------
Joseph L. Mullen

       *                         Director                                       December 11, 2003
--------------------------
Mark E. Schwarz

*Signed by Warren G. Lichtenstein as attorney-in-fact.

                                      II-5